Exhibit 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS UNSECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE (AND ALL PAYMENT AND ENFORCEMENT PROVISIONS HEREIN) (THE “NOTE”) IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT DATED AS OF OCTOBER 26, 2017, BY AND AMONG THE HOLDER (AS DEFINED HEREIN), THE COMPANY (AS DEFINED HEREIN) AND OXFORD FINANCE LLC, IN ITS CAPACITY AS COLLATERAL AGENT FOR THE LENDERS (THE “SUBORDINATION AGREEMENT”). IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS NOTE AND THE SUBORDINATION AGREEMENT, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL CONTROL.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

Date of Note:	October 26, 2017

Principal Amount of Note:	$3,000,000 (USD)

For value received HTG Molecular Diagnostics, Inc., a Delaware corporation (the “Company”), promises to pay to Qiagen North American Holdings, Inc., a California corporation (the “Holder”), the principal amount set forth above with simple interest on the outstanding principal amount at the rate of 3.0% per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal amount until paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.  All unpaid interest and principal shall be due and payable upon request of the Holder on or after October 26, 2020 (the “Maturity Date”).

1.Basic Terms.

1.1Payments.  All payments of interest and principal shall be in lawful money of the United States of America. No portion of the Principal Amount may be repaid by the Company prior to the Maturity Date without the prior written consent of the Holder, provided that all payments on this Note shall be applied first to accrued interest, and thereafter to principal.  All payments made under this Note shall be made free and clear of and without deduction for or on account of any taxes, levies, imports, charges, fees and withholdings of any nature now or hereafter imposed by any governmental, fiscal or other authority except as required by law.

1.2Interest Payments.  No interest payments shall be due prior to the earlier of: (i) the Maturity Date or (ii) conversion of the Note as set forth in Section 2 of this Note (in which case accrued interest on this Note shall also be converted as set forth in Section 2), as the case may be.

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1.3Definitions.  Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth on Exhibit A.

2.Conversion and Repayment.

2.1Conversion at Holder’s Election.  At any time prior to the earlier of the Maturity Date or the full repayment of this Note, the Holder may, by delivering written notice thereof to the Company, elect to convert all or any portion of the outstanding principal balance of this Note and all accrued and unpaid interest thereon into shares of Common Stock of the Company (“Common Stock”) at a conversion price of $3.984 per share (as proportionally adjusted for stock combinations, splits and the like with respect to the Common Stock after the date hereof).

2.2Change of Control.  The Company shall give the Holder notice of a Change of Control not less than 15 days prior to the anticipated date of consummation of the Change of Control.  Upon receiving such notice, the Holder shall have the option to either (a) deliver an election to convert all or any portion of the outstanding principal balance of this Note, and all accrued and unpaid interest thereon, into Common Stock in accordance with Section 2.1 within five days prior to the consummation of such Change of Control, such conversion to be contingent upon, and effective immediately prior to, the consummation of such Change of Control, or (b) receive in cash an amount equal to the outstanding principal balance of this Note plus any unpaid accrued interest on the outstanding principal balance, as of immediately prior to the consummation of the Change of Control.  Any payment or repayment pursuant to the foregoing clause (b)(i) or (ii) may be made by the Company (or any party to such Change of Control or its agent) following the Change of Control in connection with payment procedures established in connection with such Change of Control.

2.3Procedure for Conversion.

(a)General.  Upon conversion of all or a portion of the outstanding principal balance of this Note into Common Stock pursuant to the terms hereof, in lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay the Holder cash equal to such fraction multiplied by the price at which this Note converts.  The shares of Common Stock to which the Holder is entitled upon a conversion of this Note will be delivered not later than the third business of the Company following the Holder’s delivery of the conversion notice and, if applicable, any other documentation required or reasonably requested by the Company in connection with such conversion. In connection with any conversion of this Note, the Holder shall surrender this Note to the Company or an affidavit of loss in a form acceptable to the Company, if applicable.

(b)Partial Conversion.  If this Note is converted in part only, the Company shall, upon surrender of this Note, execute and deliver, within 10 days following the date of conversion, a new Note evidencing the rights of the Holder to receive repayment for, or convert, the balance of the unpaid principal amount hereof and all unpaid accrued interest thereon.

3.Representations and Warranties of the Company.  The Company hereby represents and warrants to the Holder as of the date hereof as follows:

3.1Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business.  The Company is duly qualified to transact business as a corporation and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect upon the Company’s ability to perform its obligations under this Note. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its

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respective certificate or articles of incorporation, bylaws or other organizational or charter documents.

3.2Authorization; Due Execution.  The Company has the requisite corporate power and authority to enter into this Note and to perform its obligations under the terms of this Note.  All corporate action on the part of the Company, its officers, directors and, if applicable, stockholders, necessary for the authorization, execution and delivery of this Note has been taken.  This Note has been duly authorized, executed and delivered by the Company and, upon due execution and delivery of this Note by the Holder and Holder’s delivery to the Company of the original principal amount of this Note set forth on the first page of this Note, this Note will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

3.3Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.3.  The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.  If the Company has no subsidiaries, all other references to the Subsidiaries in this Note shall be disregarded.

3.4Capitalization. Except as may be set forth in the SEC Filings, the Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the Company’s Controlled Equity Offering Sales Agreement with Cantor Fitzgerald & Co., the exercise of employee stock options under the Company’s equity incentive plans, pursuant to restricted stock units granted under the Company’s equity incentive plans, pursuant to the Company’s employee stock purchase plan or other stock purchase plan, and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act.  Except as may be set forth in the SEC Filings, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Note.  Except as may be set forth in the SEC Filings, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of this Note or the Conversion Shares will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Holder) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  Assuming the accuracy of the Holder’s representations and warranties set forth in Section 4 hereof, no further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale of the Securities in accordance with the terms of this Note.  Except as may be set forth in the SEC Filings, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

3.5Valid Issuance of Conversion Shares. The shares of Common Stock issuable upon conversion of this Note (the “Conversion Shares” and together with this Note, the “Securities”)), when issued in compliance with the terms of this Note, will be duly and validly authorized and issued, fully

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paid and nonassessable, free and clear of all Liens (other than any Liens that may be created by or imposed upon the Holder or its Affiliates), and, based in part upon the representations of the Holder in Section 4 of this Note, will be issued in compliance with all applicable United States federal and state securities laws.

3.6No Defaults.  There exists no default under the provisions of any instrument or agreement evidencing, governing or otherwise relating to any material indebtedness of the Company, or with respect to any other agreement, a default under which would have a material adverse effect upon the Company’s ability to perform its obligations under this Note.

3.7SEC Filings; Financial Statements.  The Company has timely filed with the SEC all SEC Filings.  The SEC Filings were prepared in accordance with and, as of the date on which each such SEC Filing was filed with the SEC, complied in all material respects with the applicable requirements of the Exchange Act.  None of such SEC Filings, at the time filed, contained an untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Filings comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments (which are not expected to be material either individually or in the aggregate).

3.8Sarbanes-Oxley; Internal Accounting Controls. The Company and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective and applicable to the Company as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.  The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and its Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.  The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and its Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially affected, or is reasonably likely to materially affect, the  internal control over financial reporting of the Company and its Subsidiaries.

3.9Governmental Consents.  No consent, approval, order or authorization of, or

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registration, qualification, designation, declaration or filing with any Governmental Authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Note, except for such notices required or permitted to be filed with certain United States state and federal securities commissions after the date of this Note, which notices (if required) will be filed on a timely basis.

3.10No Conflict.  The Company’s execution, delivery and performance of this Note does not violate (i) any provision of the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, each as amended as of the date hereof (copies of which have been filed with the SEC), (ii) any provision of any order, writ, judgment, injunction, decree, determination or award to which the Company is a party or by which it is bound, or (iii) to the Company’s knowledge, any law, rule or regulation currently in effect having applicability to the Company.

3.11Material Changes; Undisclosed Events, Liabilities or Developments.  Since the date of the latest audited financial statements included within the SEC Filings, except as specifically disclosed in a subsequent SEC Filing filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company equity incentive or stock purchase plans timely reported pursuant to Section 16 of the Exchange Act at least one (1) trading day prior to the date that this representation is made.

3.12Litigation. Except as may be set forth in the SEC Filings, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the transactions contemplated by this Note or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current director or officer of the Company.  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

3.13Tax Status. The Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

3.14Intellectual Property. The Company and its Subsidiaries have, or have rights to

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use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described in the SEC Filings as necessary or required for use in connection with their respective businesses (collectively, the “Intellectual Property Rights”).  Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within three (3) years from the date of this Note.  Except as disclosed in the SEC Filings, neither the Company nor any of its Subsidiaries has received, since the date of the latest audited financial statements included within the SEC Filings, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, and to the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.  The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.15Compliance. Except as may be set forth in the SEC Filings, neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as would not have or reasonably be expected to result in a Material Adverse Effect.

3.16Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company in violation of Regulation M of the Exchange Act.

3.17FDA; FDCA.

(a)The Company and its Subsidiaries are conducting and have conducted their business and operations in material compliance with the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et. seq., and all applicable regulations promulgated by the United States Food and Drug Administration (“FDA”) (collectively, the “FDA Law and Regulations”) and comparable foreign regulatory or governmental authorities.

(b)Except as set forth in an applicable SEC Filing, neither the Company nor its Subsidiaries has received any notice or communication from the FDA alleging noncompliance with any applicable FDA Law and Regulation.  The Company and its Subsidiaries are not subject to any enforcement, regulatory or administrative proceedings by the FDA or any comparable foreign regulatory or governmental authority and, to the knowledge of the Company, no such proceedings have been threatened.  There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against Company or its Subsidiaries,

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and, to the knowledge of the Company, the Company and its Subsidiaries have no liability (whether actual or contingent) for failure to comply with any FDA Law and Regulation or any law or regulation of a comparable foreign regulatory or governmental authority.  There is no act, omission, event, or circumstance of which the Company or its Subsidiaries have knowledge that would reasonably be expected to give rise to or lead to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any such liability.  There has not been any violation of any FDA Law and Regulation or any law or regulation of a comparable foreign regulatory or governmental authority by the Company or its Subsidiaries in their product development efforts, submissions, record keeping and reports to FDA or a comparable governmental authority that would reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that would result in a Material Adverse Effect. To the knowledge of  Company, there are no civil or criminal proceedings relating to the Company or its Subsidiaries or any Company or Subsidiary employee which involve a matter within or related to the FDA’s jurisdiction or the jurisdiction of any comparable governmental authority.

3.18Regulatory Permits. Except as set forth in the SEC Filings, the Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Filings, except where the failure to possess such permits would not reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such permit.

3.19Foreign Corrupt Practices; Office of Foreign Assets Control. Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is  in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended. Neither the Company nor any Subsidiary nor, to the Company's knowledge, any director, officer, agent, employee or Affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

3.20Accountants.  The Company’s independent registered accounting firm is identified in the SEC Filings.  To the knowledge of the Company, such accounting firm: (i) is a registered public accounting firm as required by the Exchange Act and (ii) will express its opinion with respect to the financial statements to be included in the Company’s Annual Report for the fiscal year ending December 31, 2017.

3.21Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged.  Neither the Company nor any Subsidiary has been notified that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

3.22Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of the principal amount of this Note, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The

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Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

3.23Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by this Note and of the transactions contemplated by or in connection with the Development Agreement, neither the Company nor any other Person acting on its behalf has provided the Holder or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information. All of the disclosure furnished by or on behalf of the Company to the Holder regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that the Holder does not make or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4 hereof.

4.Representations and Warranties of the Holder.  The Holder hereby represents and warrants to the Company as of the date hereof as follows:

4.1Organization and Good Standing.  The Holder is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate power and authority to carry on its business.

4.2Authorization; Due Execution.  The Holder has the requisite corporate power and authority to enter into this Note and to perform its obligations under the terms of this Note.  All corporate action on the part of the Holder, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Note have been taken.  This Note has been duly authorized, executed and delivered by the Holder, and, upon due execution and delivery by the Company, this Note will be a valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

4.3Current Ownership in the Company.  Other than the shares of Common Stock issued to Holder pursuant to the that certain Stock Purchase Agreement, made as of November 16, 2016, by and between the Company and the Holder, the Holder does not own any shares of Common Stock or any Common Stock Equivalents as of the date hereof.

4.4Purchase Entirely for Own Account.  The Holder is acquiring the Securities for investment and solely for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third party, with respect to any of the Securities.

4.5Disclosure of Information.  The Holder has received all the information that it has requested and that it considers necessary or appropriate for deciding whether to acquire the Securities.  The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

4.6Investment Experience.  The Holder acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.  The Holder has not been

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organized solely for the purpose of acquiring the Securities.

4.7Accredited Investor.  The Holder is an “accredited investor” as such term is defined in Rule 501 of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

4.8Restricted Securities.  The Holder understands that:

(a)the Securities will not be registered under the Securities Act by reason of a specific exemption therefrom, and that the Holder must, therefore, bear the economic risk of such investment, unless and until a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, such as under Rule 144 of the Securities Act;

(b)the Conversion Shares, whether represented by a physical stock certificate or in book entry form, will be endorsed, stamped or otherwise notated with the following legends (in addition to any legend required by applicable state securities laws):

(i)THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(ii)THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO, AND TRANSFERABLE ONLY IN ACCORDANCE WITH, THE TERMS AND CONDITIONS OF A SUBORDINATED CONVERTIBLE PROMISSORY NOTE BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY.  COPIES OF SUCH NOTE MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(c)The Company will instruct its transfer agent not to register the transfer this Note or the Conversion Shares unless (1) the conditions specified in the legend contained in Section 4(b)(i) are satisfied and (2) (A) such Securities are transferred to a Person that is not bound or required to be bound by the restrictions contained in Sections 7 and 8 hereof or (B) the Lock-Up Term has expired or terminated, provided that any transfer described in the foregoing clause (A) or (B) also shall have been in compliance with all applicable provisions of this Note.

4.9No Short Sales.  The Holder has not engaged in any short sales of the Common Stock within the three month period prior to the date hereof.

4.10No Legal, Tax or Investment Advice.  The Holder understands that nothing in the SEC Filings, this Note or any other materials presented to the Holder in connection with its investment in the Securities constitutes legal, tax or investment advice and that independent legal counsel has reviewed these documents and materials on the Holder’s behalf.  The Holder has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its investment in the Securities.

5.Events of Default.

5.1If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice

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shall not be required in the case of an Event of Default under subsection (b) or (c) below), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable, provided the Company’s repayment of any outstanding principal or unpaid accrued interest shall be subject to Section 6 hereof and the Subordination Agreement.  The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any unpaid accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b)The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(c)An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company); or

(d)A material breach by the Company of any covenants under this Note.

5.2In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.

6.Subordination.  The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of the Senior Indebtedness.  “Senior Indebtedness” shall mean the principal of, unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with that certain Loan and Security Agreement, dated August 22, 2014, by and among the Company, Oxford Finance LLC and Silicon Valley Bank (such agreement as it may be amended from time to time, the “Senior Loan”).

6.1Insolvency Proceedings.  If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company, (a) no amount shall be paid by the Company in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (b) no claim or proof of claim shall be filed by or on behalf of Holder which shall assert any right to receive any payments in respect of the principal of and interest on this Note except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding.

6.2Default on Senior Indebtedness.  If there shall occur an event of default which has been declared in writing with respect to the Senior Indebtedness, as defined therein: (a) Holder shall receive written notice thereof (and of any subsequent cure) from the Company, and (b) any payments to be made in respect of the principal of or interest on this Note shall be governed by the terms of such Senior Indebtedness, the Subordination Agreement and/or any subordination agreement entered into between the agent for the holder(s) of the Senior Indebtedness and the Holder.

10.

6.3Further Assurances.  Holder agrees to execute and deliver customary forms of subordination agreement requested from time to time by the agent for the holder(s) of the Senior Indebtedness and, as a condition to Holder’s rights hereunder, the Company may require that Holder execute such forms of subordination agreement, provided that such forms shall not impose on Holder terms less favorable than the Subordination Agreement.

7.[Intentionally Omitted]

8.Restrictions on Dispositions.

8.1Lock-Up.  During the Lock-Up Term, except to the extent expressly authorized by prior Board Approval, the Holder shall not, and shall cause its Affiliates not to, Dispose of (x) this Note or any of the Conversion Shares, together with any shares of Common Stock issued in respect thereof as a result of any stock split, share exchange, merger, consolidation or similar recapitalization, and (y) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Conversion Shares described in clause (x) of this sentence (collectively, the “Lock-Up Securities”); provided, however, that the foregoing shall not prohibit the Holder from (A) transferring Lock-Up Securities to a Permitted Transferee, provided that any Lock-Up Securities so transferred remain subject to the provisions of this Section 8, or (B) Disposing of any Lock-Up Securities in order to reduce its beneficial ownership to 19.9%, or such lesser percentage as advised in good faith and in writing by the Holder’s certified public accountants that would be necessary pursuant to applicable accounting rules and guidelines so as to not require the Holder to include in its financial statements its portion of the Company’s financial results, of the Shares of Then Outstanding Common Stock.

8.2Lock-Up Termination.  As used in this Note, the “Lock-Up Term” means, with respect to a Lock-Up Security, the period commencing on the date of this Note and continuing until the occurrence of the earliest to occur of:

(a)the date that is 6 months following the date on which such Lock-Up Security was issued;

(b)immediately prior to the consummation of a Change of Control;

(c)a liquidation or dissolution of the Company; and

(d)the date on which the Common Stock ceases to be registered pursuant to Section 12 of the Exchange Act.

8.3Certain Tender Offers.  Notwithstanding any other provision of this Section 8, this Section 8 shall not prohibit or restrict any Disposition of Shares of Then Outstanding Common Stock and/or Common Stock Equivalents by the Holder into (a) a tender offer by a Third Party which is not opposed by the Company’s Board of Directors (but only after the Company’s filing of a Schedule 14D-9, or any amendment thereto, with the SEC disclosing the recommendation of the Company’s Board of Directors with respect to such tender offer) or (b) an issuer tender offer by the Company.

9.Miscellaneous Provisions.

9.1No Further Obligations.  The Company acknowledges that the Holder has no further obligation to purchase any shares of the Company’s common stock under the Purchase Agreement.

11.

9.2Waivers.  The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

9.3Further Assurances.  The Holder agrees and covenants that at any time and from time to time the Holder will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Note and to comply with state or federal securities laws or other regulatory approvals.

9.4Transfers of Notes.  This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, subject to the restrictions set forth herein, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

9.5Amendment and Waiver.  Any term of this Note may be amended or waived with the written consent of the Company and the Holder.

9.6Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles that would result in the application of the laws of another jurisdiction.

9.7Binding Agreement.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Note, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

9.8Counterparts; Manner of Delivery.  This Note may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.9Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

9.10Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) upon transmission when sent by confirmed facsimile if sent during normal business hours of the recipient, and if sent at a time other than the normal business hours of the recipient, then on the day on which normal business hours of the recipient next commence, (iii) seven days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two business days after deposit with an internationally recognized overnight courier, specifying delivery on the next possible business day for delivery, with written verification of receipt.  All communications to a party shall be sent to the party’s address, facsimile number or email address set forth below or at such other address(es), facsimile number(s) or email address(es) as such party may designate by 10 days’ advance written notice to the other party hereto.

If to the Company, notices shall be addressed to:

12.

HTG Molecular Diagnostics, Inc.

3430 E. Global Loop

Tucson, AZ 85706

Attn:  Chief Executive Officer

Facsimile:  (520) 547-2837

Federal Funds Wire Transfer Instructions:

Account # 3300471952

ABA:  121140399

SWIFT:  SVBKUS6S

For credit to: HTG Molecular Diagnostics, Inc.

Silicon Valley Bank, Santa Clara

3003 Tasman Drive

Santa Clara, CA 95054

With a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention: Steven M. Przesmicki, Esq.

Facsimile: (858) 550-6420

If to the Holder, notices shall be addressed to:

QIAGEN NORTH AMERICAN HOLDINGS, INC.

19300 Germantown Road

Germantown, MD  20874

Attention:  General Counsel

With copies to:

Dr. Philipp von Hugo

QIAGEN GmbH

QIAGEN Strasse 1

40724 Hilden

Germany

Facsimile:  011 49 2103 29 21844

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Daniel H. Follansbee, Esq.

Facsimile: (617) 542-2241

9.11Expenses.  The Company and the Holder shall each bear its respective expenses and legal fees incurred with respect to the negotiation, execution and delivery of this Note and the transactions contemplated herein.

13.

9.12Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or default of the Company under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character by the Holder of any breach or default under this Note, or any waiver by the Holder of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative.  This Note shall be void and of no force or effect in the event that the Holder fails to remit the full principal amount to the Company within five calendar days of the date of this Note.

9.13Entire Agreement.  This Note constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

9.14Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this subsection being untrue.

[Signature pages follow]

14.

The parties have executed this Subordinated Convertible Promissory Note as of the date first noted above.

COMPANY:

HTG Molecular Diagnostics, Inc.

By:	/s/ Shaun McMeans
Name:	Shaun McMeans
Title:	Chief Financial Officer

E-mail:	smcmeans@htgmolecular.com

Address:	3430 E. Global Loop
Tucson, Arizona 85706

The parties have executed this Subordinated Convertible Promissory Note as of the date first noted above.

HOLDER:

QIAGEN NORTH AMERICAN HOLDINGS, INC.

By:	/s/ Roland Sackers

	Name:	Roland Sackers
	Title:	Chief Financial Officer

Exhibit A

Definitions

“Action” has the meaning set forth in Section 3.12.

“Affiliate” means, with respect to any Person, another Person that controls, is controlled by or is under common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met:  (i) in the case of corporate entities, direct or indirect ownership of more than 50% of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of more than 50% of the equity interest with the power to direct the management and policies of such non-corporate entities.  For the purposes of this Note, in no event will the Holder or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor will the Company or any of its Affiliates be deemed Affiliates of the Holder or any of its Affiliates.

“Board Approval” means, with respect to a specified matter or action, the approval of such matter or action by at least a majority of the members of the Company’s Board of Directors at a duly authorized meeting of the Company’s Board of Directors or pursuant to an action taken by unanimous written consent of the Company’s Board of Directors.

“Change of Control” will occur if: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of the Company, or if the percentage ownership of such person or entity in the voting securities of the Company is increased through stock redemption, cancellation or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of the Company; (b) a merger, consolidation, recapitalization, or reorganization of the Company is consummated, other than any such transaction which would result in stockholders or equity holders of the Company immediately prior to such transaction owning at least 50% of the outstanding securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the stockholders or equity holders of the Company approve a plan of complete liquidation of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than any such sale or disposition to an Affiliate of the Company or to an entity of which more than 50% of the combined voting power of its voting securities are beneficially owned by stockholders of the Company in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale or disposition; or (d) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company (provided, however, that any individual becoming a director subsequent to the date hereof whose election or appointment, or nomination for election by the Company’s stockholders, was approved or recommended by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Company).

“Common Stock” has the meaning set forth in Section 2.1.

“Common Stock Equivalents” means any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, shares of Common Stock, or any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of, or voting or other rights of, shares of Common Stock.

“Conversion Shares” has the meaning set forth in Section 3.5.

“Disposition” or “Dispose of” means any (i) pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any shares of Common Stock, or any Common Stock Equivalents, including, without limitation, any “short sale” or similar arrangement, or (ii) swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of Common Stock, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise.

“Evaluation Date” has the meaning set forth in Section 3.8.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” has the meaning set forth in Section 3.17(a).

“FDA Law and Regulations” has the meaning set forth in Section 3.17(a).

“Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“Intellectual Property Rights” has the meaning set forth in Section 3.14.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Lock-Up Term” has the meaning set forth in Section 8.2.

“Material Adverse Effect” means a material adverse effect upon the business, assets, properties, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or in the Company’s ability to perform its obligations under this Note.

“Note” has the meaning set forth in Section 1.2.

“Permitted Transferee” means (i) an Affiliate of the Holder that is wholly owned, directly or indirectly, by the Holder, or (ii) an Affiliate of the Holder that wholly owns, directly or indirectly, the Holder.

“Person” means any individual, limited liability company, partnership, firm, corporation, association, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” means all reports, forms, statements and other documents filed by the Company with the SEC since May 5, 2015 pursuant to the requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(c) of the Exchange Act, in each case, together with all exhibits, supplements, amendments and schedules thereto, and all documents incorporated by reference therein.

“Securities” has the meaning set forth in Section 3.5

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares of Then Outstanding Common Stock” means, at the time of determination, the then issued and outstanding shares of Common Stock, as well as all capital stock that, as a result of any stock split, stock dividend or reclassification of Common Stock, is distributable (without any further action by the Company’s Board of Directors or stockholders) on a pro rata basis to all holders of Common Stock.

“Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Third Party” means any Person (other than a Governmental Authority) other than the Holder, the Company or any of their respective Affiliates.

Schedule 3.3

None.